SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No.----- )


                           Winton Financial Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)



                                    976446104
                                 (CUSIP Number)


                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [X]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------
CUSIP No.   976446104             13G
----------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert L. Bollin

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY

---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    189,769

       NUMBER OF           -----------------------------------------------------
        SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
         OWNED                     41,109
        BY EACH
     REPORTING PERSON      -----------------------------------------------------
          WITH               7     SOLE DISPOSITIVE POWER

                                   153,676

                           -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    41,109

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           230,878

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.1%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

----------------------------------------
CUSIP No.   976446104        13G
----------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Elaine Bollin

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    5,029

        NUMBER OF          -----------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     225,849
         BY EACH
    REPORTING PERSON       -----------------------------------------------------
          WITH                7     SOLE DISPOSITIVE POWER

                                    5,029

                           -----------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    189,756

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           230,878

--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.1%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

Item 1(a).               Name of Issuer:

                         Winton Financial Corporation

Item 1(b).               Address of Issuer's Principal Executive Offices:

                         5511 Cheviot Road
                         Cincinnati, Ohio 45239

Item 2(a).               Name of Person Filing:

                         Robert L. Bollin
                         Elaine Bollin

Item 2(b).               Address of Principal Business Office or, if none,
                         Residence:

                         5511 Cheviot Road
                         Cincinnati, Ohio 45239

Item 2(c).               Citizenship:

                         United States

Item 2(d).               Title and Class of Securities:

                         Common Stock

Item 2(e).               CUSIP Number

                         976446104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person is filing a:

                         (a)  [ ]   Broker or Dealer registered under Section 15
                                    of the Act (15 U.S.C. 78o).

                         (b)  [ ]   Bank as defined in section 3(a)(6) of the
                                    Act (15 U.S.C. 78c).

                         (c)  [ ]   Insurance Company as defined in section 3(a)
                                    (19) of the Act (15 U.S.C. 78c).

                         (d)  [ ]   Investment Company registered under section
                                    8 of the Investment Company Act of 1940
                                    (15 U.S.C. 80a-8).

                         (e)  [ ]   An investment adviser in accordance with
                                    Section 240.13d-1(b)(1)(ii)(E).

                         (f)  [ ]   An employee benefit plan or endowment fund
                                    in accordance with Section
                                    240.13d-1(b)(1)(ii)(F).

                         (g)  [ ]   A parent holding company or control person
                                    in accordance with Section
                                    240.13d-1(b)(1)(ii)(G).

                         (h)  [ ]   A savings association as defined in Section
                                    13(b) of the Federal Deposit Insurance Act
                                    (12 U.S.C. 1813).

                         (i)  [ ]   A church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act of 1940 (15 U.S.C. 80a-3).

                         (j)  [ ]   A group, in accordance with Section
                                    240.13d-1(b)(1)(ii)(J).


Item 4.                  Ownership:

                         Robert L. Bollin:

                         (a)     Amount Beneficially Owned:

                                 230,878

                         (b)     Percent of Class:

                                 5.1%

                         (c)     Number of shares as to which such person has:

                                 (i)     sole power to vote or to direct the
                                         vote: 189,769

                                 (ii) shared power to vote or to direct the vote: 41,109

                                 (iii) sole power to dispose or to direct the disposition of: 153,676

                                 (iv)    shared power to dispose or to direct
                                         the disposition of: 41,109

                         Elaine Bollin:

                         (a)     Amount Beneficially Owned:

                                 230,878

                         (b)     Percent of Class:

                                 5.1%

                         (c)     Number of shares as to which such person has:

                                 (i)     sole power to vote or to direct the
                                         vote: 5,029

                                 (ii) shared power to vote or to direct the vote: 225,849

                                 (iii) sole power to dispose or to direct the disposition of: 5,029

                                 (iv)    shared power to dispose or to direct
                                         the disposition of: 189,756


Item 5.                  Ownership of Five Percent or Less of a Class:

                         Inapplicable


Item 6.                  Ownership of More Than Five Percent on Behalf of
                         Another Person:

                         Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                         Inapplicable

Item 8.                  Identification and Classification of Members of the
                         Group:

                         Inapplicable

Item 9.                  Notice of Dissolution of Group:

                         Inapplicable

Item 10.                 Certification:

                         Inapplicable

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/11/00                             /s/ Robert L. Bollin
Date                                Robert L. Bollin






2/11/00                             /s/ Elaine Bollin
Date                                Elaine Bollin

                                    EXHIBIT A

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G



     The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Winton Financial Corporation, an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.



Date: 2/11/00                       /s/ Robert L. Bollin
                                     Robert L. Bollin




Date: 2/11/00                        /s/ Elaine Bollin
                                      Elaine Bollin